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Exhibit 5.2

October 7, 2024

COMPASS Pathways plc
33 Broadwick Street
London W1F 0DQ
United Kingdom

Re:    Securities Being Registered under Registration Statement on Form S-3

We have acted as U.S. counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by COMPASS Pathways plc, a public limited company incorporated in England and Wales (the “Company”), of up to $400,000,000 of any combination of (i) ordinary shares, nominal value £0.008 per share (the “Ordinary Shares”), of the Company, which may be represented by American Depositary Shares (each representing one Ordinary Share, the “ADSs”), (ii) the Company’s debt securities, which may be either senior debt securities or subordinated debt securities (“Debt Securities”), (iii) warrants or other rights to purchase Ordinary Shares or Debt Securities (“Warrants”), and (iv) units comprised of Ordinary Shares, ADSs, Debt Securities, Warrants and other securities in any combination (“Units”). Ordinary Shares, ADSs, Debt Securities, Warrants and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Ordinary Shares, ADSs, Warrants, and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Warrants and Units, and the indentures, warrant agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the

COMPASS Pathways plc
October 7, 2024

internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued Ordinary Shares, together with the total number of Ordinary Shares issuable in exchange for ADSs, upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any ADSs, Warrants, Debt Securities or Units), as the case may be, then outstanding, will not exceed the total number of authorized Ordinary Shares, as applicable, then available for issuance under the Company’s articles of association as then in effect.

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization upon the receipt by the Company of the consideration (which, in the case of Ordinary Shares, is not less than the nominal value of such shares, and, in the case of ADSs, is not less than the nominal value of the Ordinary Shares represented by such ADSs) to be paid in accordance with the Authorization;

•with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

•with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and any other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

2.Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

COMPASS Pathways plc
October 7, 2024

3.Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP